CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of American Beacon Funds of our report dated August 24, 2018, relating to the financial statements and financial highlights, which appears in American Beacon TwentyFour Strategic Income Fund’s (one of the series constituting American Beacon Funds) Annual Report on Form N-CSR for the year ended June 30, 2018.  We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights of the Funds” and “Proforma Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
August 31, 2018